Exhibit 10.1

August 18, 2024

Bryan,

On behalf of Evergy, Inc. (the “Company”), we are pleased to offer you the position of Executive Vice President and Chief Financial Officer of the Company, reporting to David Campbell. Your employment with the Company will commence as soon as practicable, but we hope that you will be able to join us no later than October 1, 2024. This offer is contingent upon Evergy, Inc. Compensation and Leadership Development Committee approval and your successful completion of a pre-employment drug test and background check, both of which must be found satisfactory by the Company.

Details of the offer include:

•	Title: Executive Vice President and Chief Financial Officer

•	Supervisor: David Campbell

•	Work Location: Your assigned work location will be our 1KC – 1200 Main Street office located in Kansas City, Missouri.

•

Travel Reimbursement: In accordance with the Company’s expense reimbursement policies, the Company will reimburse up to One Hundred Thousand Dollars ($100,000) of substantiated expenses that you incur from your employment start date to September 30, 2025, related to temporary hotel/housing in Kansas City and transportation/mileage to and from your primary residence and Kansas City. All reimbursed expenses are considered taxable income.

•

Salary: Your initial base annual salary will be Six Hundred and Sixty Thousand Dollars ($660,000) per annum, prorated to reflect the portion of the year during which you are an employee of the Company, and will be paid in accordance with the Company’s normal payroll procedures, subject to applicable taxes, deductions, and withholdings. Your base annual salary after 2024 is subject to review and adjustment in accordance with the Company’s standard executive compensation procedures.

•

Annual Incentive Plan: You will be eligible to participate in the Evergy, Inc. Executive Annual Incentive Plan (the “AIP”). Your initial target award (Target AIP) under the AIP is eighty percent (80%) of your base annual salary. Your target AIP for the 2024 plan year will not be prorated by calendar days remaining and actively employed, following your employment start date in 2024, and will be paid at Plan performance. The amount of any future target awards made to you under the AIP will be determined in accordance with the Company’s standard procedures. Payment of awards for which you are eligible under the AIP will be subject to terms and conditions of the AIP and is dependent on performance against pre-established goals and objectives that are approved annually by the Compensation and Leadership Development Committee of the Evergy, Inc. Board of Directors.

•

Long-Term Incentive Plan: Your position is eligible for participation in the Company Long-Term Incentive Plan (“LTIP”). The LTIP target for your new role is two hundred and twenty five percent (225%) of your base pay at the time of grant. Under the current structure, grants are made on an annual basis in March of each year, and 25% of the grants consist of time-based restricted stock units (“RSUs”) and 75% of the grants consist of performance based RSUs. The Company reserves the right to amend, modify or terminate the LTIP and structure of the program at any time.

•

Time-Based Inducement Equity Award: You will receive an inducement equity award of Time-Based RSUs granted under the LTIP and pursuant to the Company’s standard form of agreement. The date of grant for this award will be your Employment Start Date. Subject to the terms of the grant agreement, including your continued employment, one-half (1/2) of the award will vest on the first anniversary of the grant date (your employment start date) and the second half (1/2) of the award will vest on the second anniversary of the grant date (your employment start date), assuming your continued employment through such date. The number of RSUs comprising the Time-Based Inducement Equity Award will be calculated by dividing $1,800,000 by the average closing price per share of the Company’s common stock over the calendar month preceding the grant date and rounding any fractional shares to the next highest whole number.

•

Performance-Based Inducement Equity Award: You will receive an inducement equity award of Performance-Based RSUs granted under the LTIP and pursuant to the Company’s standard form of agreement. The date of grant for this award will be your Employment State Date and this award will follow the 2024 RSU Performance Based Award Agreement and performance criteria outlined for the performance period from January 1, 2024 – December 31, 2026, with grant vesting processed on March 1, 2027, assuming your continued employment through such date. The number of RSUs comprising the second Inducement Equity Award will be calculated by dividing $1,200,000 by the average closing price per share of the Company’s common stock over the calendar month preceding the grant date and rounding any fractional shares to the next highest whole number.

•

Relocation: You will be eligible to participate in the company’s Executive Relocation program. You agree to physically move within one year of your employment start date; and all reimbursable relocation expenses must be incurred within one year from your employment start date. Your recruiter will send you a copy of the policy and repayment agreement terms. We utilize third party relocation services provided by Cartus. If you voluntarily terminate your employment or your employment is terminated for cause within two (2) years of your effective or transfer date (whichever is applicable), you agree to be responsible for repayment of one hundred percent (100%) of the Total Relocation Expense. By agreeing to this, you also consent to the deduction of all or part of such repayment due Evergy from monies due you from Evergy upon such termination. Further, you will be responsible for all subsequent tax consequences.

•

Participation in Nonqualified Deferred Compensation Plan. You will be eligible to participate in the Evergy, Inc. Nonqualified Deferred Compensation Plan (the “NQDC”). An election to participate in the NQDC for the 2024 fiscal year must be made within 30 days of your employment start date. Under the current terms of the NQDC, you may elect to defer compensation and receive Company matching contributions on such deferrals in accordance with the terms therein. The Company reserves the right to amend, modify or terminate the NQDC at any time.

•	Medical: You are eligible for coverage effective upon hire date. You have 31 days from the date of your hire to enroll in benefits.

•	Vacation: During the first year of employment, you are eligible for 20 days (4 weeks) of vacation pro-rated by the quarter in which you are hired.

•

Participation in Executive Benefits. Upon your employment start date, you will be eligible to enter into the Company’s standard forms of change in control severance agreement, executive severance plan and indemnification agreement, and be entitled to the benefits described in those agreements.

•

Clawbacks. Any awards granted to you under the AIP or the LTIP will be subject to any clawback provisions in those plans, which generally allow the Company to recover any cash incentive compensation or equity awards paid to you in the event of a restatement of or other inaccuracy in the Company’s financial statements, or any other Company clawback policy which may apply to such awards. The Company reserves the right to implement new or modify its existing clawback policy at any time.

•	Contingencies. The Company’s offer of employment described in this Offer Letter is contingent upon receipt of approval from the Company’s Compensation & Leadership Development Committee.

Participation in Evergy, Inc. and its subsidiaries’ ACCESS dispute resolution program is a term and condition of your employment as a non-union employee of Evergy, Inc. and its subsidiaries’. Any workplace dispute you may have against the Company is subject to a three-option process, which includes final and binding arbitration. Please read the enclosed ACCESS Program Guide for further information. If you have questions about this material, please contact the ACCESS Program administrator at (816) 556-2307.

Employment with Evergy, Inc. and its subsidiaries’ is “at will.” This conditional offer should not be construed as a contract guarantee of employment expressed or implied.

If the terms of this offer meet your approval, please electronically accept the offer.

Please contact us if you have any questions. We look forward to having you join our Executive team!

/s/ David A. Campbell	/s/ Lesley Elwell
David A. Campbell	Lesley Elwell
President & Chief Executive Officer	SVP, Chief HR Officer & Chief Diversity Officer
ACCEPTED AND AGREED TO this 20th day of August, 2024. /s/ W. Bryan Buckler W. Bryan Buckler